                                                                    EXHIBIT 4.11

                             (a) Form of Securities

No. [ ]                                      Principal Amount $[              ]
    ---                                                         --------------
                                                 CUSIP

                                   ----------

               7 1/2% Senior Subordinated Note due 2010, Series B

         Rent-A-Center, Inc., a Delaware corporation, promises to pay to Cede & Co., or registered assigns, the principal sum of [_____________________] Dollars on May 1, 2010.

         Interest Payment Dates: May 1st and November 1st, commencing May 1st 2003.
         Record Dates: April 15th and October 15th.

Additional provisions of this Security are set forth on the other side of this Security.

Dated:                , 200              RENT-A-CENTER, INC.
       ---------------     --


                                         By:
                                             -----------------------------------
                                             Name:
                                             Title:




TRUSTEE'S CERTIFICATE OF
  AUTHENTICATION
THE BANK OF NEW YORK,


-----------------------------------------------------
as Trustee, certifies
that this is one of the
Securities referred to
in the Indenture.

By:
     ------------------------------------------------
        Authorized Signatory

             [FORM OF REVERSE SIDE OF SENIOR SUBORDINATED SECURITY]

               7 1/2% Senior Subordinated Note due 2010, Series B

1.       Interest

Rent-A-Center, Inc., a Delaware corporation (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the "Company"), promises to pay interest on the principal amount of this Security at the rate per annum shown above.

The Company will pay interest semiannually in cash and in arrears to Holders of record at the close of business on the April 15th and October 15th immediately preceding the interest payment date on May 1st and November 1st of each year, commencing November 1st 2003. Interest on the Securities will accrue from the most recent date to which interest has been paid on the Securities or, if no interest has been paid, from May 6th 2003. The Company shall pay interest on overdue principal or premium, if any (plus interest on such interest to the extent lawful), at the rate borne by the Securities to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

2.       Method of Payment

By at least 10:00 a.m. (New York City time) on the date on which any principal of or interest or Liquidated Damages on the Securities is due and payable, the Company shall irrevocably deposit with the Trustee or the Paying Agent money sufficient to pay such principal, premium, if any, Liquidated Damages, if any, and/or interest. The Company will pay interest (except defaulted interest) to the Persons who are registered Holders of Securities at the close of business on the 15th of April or the 15th of October next preceding the interest payment date even if the Securities are cancelled, repurchased or redeemed after the record date and on or before the interest payment date. Holders must surrender Securities to a Paying Agent to collect principal payments. If a Holder has given wire transfer instructions to the Company, the Company will pay all principal, interest and premium and Liquidated Damages, if any, on that Holder's Securities in accordance with those instructions. All other payments on Securities will be made at the office or agency of the Paying Agent and Note Registrar within the City and State of New York unless the Company elects to make interest payments by check mailed to the Holders at their address set forth in the Note Register.

3.       Trustee, Paying Agent and Note Registrar

Initially, The Bank of New York, a New York banking corporation (the "Trustee"), will act as Trustee, Paying Agent and Note Registrar. The Company may appoint and change any Paying Agent, Note Registrar or co-registrar without notice to any Securityholder. The Company or any of its domestically incorporated Wholly Owned Subsidiaries may act as Paying Agent, Note Registrar or co-registrar.

4.       Indenture

The Company issued the Securities under an Indenture dated as of May 6, 2003 (as it may be amended or supplemented from time to time in accordance with the terms thereof, the "Indenture"), among the Company, the Guarantors and the Trustee. The terms of the Securities include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) as in effect on the date of the

Indenture (the "Act"). Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Indenture. The Securities are subject to all such terms, and Securityholders are referred to the Indenture and the Act for a statement of those terms.

The Securities are general unsecured senior subordinated obligations of the Company initially issued in aggregate principal amount of $300,000,000, but subject to additional issuances from time to time under the Indenture. This Security is one of the Securities referred to in the Indenture. The Securities include the Series A Notes and any Series B Notes issued in exchange for the Series A Notes pursuant to the Indenture and the Registration Rights Agreement. The Series A Notes and the Series B Notes and any Additional Securities subsequently issued under the Indenture are treated as a single class of securities for all purposes under the Indenture including, without limitation, waivers, amendments, redemptions and offers to purchase. The Indenture imposes certain limitations on the incurrence of Indebtedness by the Company and its Restricted Subsidiaries, the payment of dividends on, and the purchase or redemption of, Capital Stock of the Company and its Restricted Subsidiaries, certain purchases or redemptions of Subordinated Indebtedness, the sale or transfer of assets and Capital Stock of Restricted Subsidiaries, investments of the Company and its Restricted Subsidiaries and transactions with Affiliates. In addition, the Indenture limits the ability of the Company and its Subsidiaries to restrict distributions and dividends from Restricted Subsidiaries.

5.       Optional Redemption

At any time prior to May 1, 2006, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of the Securities at a redemption price of 107.500% of the principal amount, plus accrued and unpaid interest to the redemption date and Liquidated Damages, if any, with the net cash proceeds of one or more Public Equity Offerings; provided, that: (i) at least 65% of the aggregate principal amount of Securities issued under the Indenture remains outstanding immediately after the occurrence of such redemption (excluding Securities held by the Company and its Subsidiaries); and
(ii) the redemption occurs within 45 days of the date of the closing of such Public Equity Offering.

Except pursuant to the preceding paragraph, the Securities will not be redeemable at the Company's option prior to May 1, 2006.

Upon not less than 30 nor more than 90 days' notice, the Securities are redeemable, at the Company's option, in whole or in part, at any time and from time to time on and after May 1, 2006 and prior to maturity. The Securities may be redeemed at the following redemption prices, expressed as a percentage of principal amount, plus accrued and unpaid interest to the redemption date and Liquidated Damages, if any, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the 12-month period commencing on May 1st of the years set forth below:

Year                           Redemption Price
----                           ----------------
2006 ..................            103.750%
2007 ..................            102.500%
2008 ..................            101.250%
2009 and thereafter ...            100.000%

6.       Notice of Redemption

Notice of redemption will be mailed at least 30 days but not more than 90 days before the redemption date to each Holder of Securities to be redeemed at his registered address. Securities in denominations of principal amount larger than $1,000 may be redeemed in part but only in whole multiples of $1,000. If money sufficient to pay the redemption price of and accrued and unpaid interest on all Securities (or portions thereof) to be redeemed on the redemption date is deposited with the Paying Agent on or before the redemption date and certain other conditions are satisfied, on and after such date interest ceases to accrue on such Securities (or such portions thereof) called for redemption.

7.       Mandatory Redemption

The Company is not required to make mandatory redemption or sinking fund payments with respect to the Securities.

8.       Put Provisions

Upon a Change of Control, any Holder of Securities will have the right to cause the Company to repurchase all or any part of the Securities of such Holder at a repurchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase and Liquidated Damages, if any, as provided in, and subject to the terms of, the Indenture.

9.       Subordination and Ranking

The Securities are subordinated to Senior Indebtedness, as defined in the Indenture. To the extent provided in the Indenture, Senior Indebtedness must be paid before the Securities may be paid. The Company agrees, and each Securityholder by accepting a Security agrees, to the subordination provisions contained in the Indenture and authorizes the Trustee to give them effect and appoints the Trustee as attorney-in-fact for such purpose. The Securities will in all respects rank pari passu with all other Senior Subordinated Indebtedness of the Company.

10.      Denominations; Transfer; Exchange

The Securities are in registered form without coupons in denominations of principal amount of $1,000 and whole multiples of $1,000. A Holder may transfer or exchange Securities in accordance with the Indenture. The Note Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Note Registrar need not register the transfer of or exchange of (i) any Security selected for redemption (except, in the case of a Security to be redeemed in part, the portion of the Security not to be redeemed) for a period beginning 15 days before a selection of Securities to be redeemed and ending on the date of such selection or (ii) any Securities for a period beginning 15 days before an interest payment date and ending on such interest payment date.

11.      Persons Deemed Owners

The registered Holder of this Security may be treated as the owner of it for all purposes.

12.      Unclaimed Money

If money for the payment of principal or interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Company at its request unless an abandoned property law designates another Person. After any such payment, Holders entitled to the money must look only to the Company and not to the Trustee for payment.

13.      Defeasance

Subject to certain conditions set forth in the Indenture, the Company at any time may terminate some or all of its obligations under the Securities and the Indenture if the Company deposits with the Trustee money or U.S. Government Obligations for the payment of principal and Liquidated Damages, if any, and interest on the Securities to redemption or maturity, as the case may be.

14.      Amendment, Waiver

Subject to certain exceptions set forth in the Indenture, (i) the Indenture or the Securities may be amended with the written consent of the Holders of at least a majority in principal amount of the outstanding Securities (including the Additional Securities, if any) and (ii) any default or noncompliance with any provision may be waived with the written consent of the Holders of a majority in principal amount of the outstanding Securities (including the Additional Securities, if any). Subject to certain exceptions set forth in the Indenture, without the consent of any Securityholder, the Company and the Trustee may amend the Indenture or the Securities to cure any ambiguity, omission, defect or inconsistency, or to comply with Article Five of the Indenture, or to provide for uncertificated Securities in addition to or in place of certificated Securities, or to add guarantees with respect to the Securities or to secure the Securities, or to add additional covenants or surrender rights and powers conferred on the Company, or to comply with any request of the SEC in connection with qualifying the Indenture under the Act, or to make any change that does not adversely affect the rights of any Securityholder, or to provide for the issuance of Series B Notes, or to provide for the issuance of Additional Securities in accordance with the limitations set forth in the Indenture, or to or to conform the text of the Indenture, the Note Guarantees or the Securities to any provision of the Description of Notes contained in the Offering Memorandum related to the Securities, dated as of May 1, 2003, to the extent that such provision in the Description of Notes was intended to be a verbatim recitation of a provision of the Indenture, the Note Guarantees or the Securities. However, no amendment may be made to the subordination provisions of the Indenture that adversely affects the rights of any holder of Senior Indebtedness then outstanding unless the holders of such Senior Indebtedness (or any group or representative thereof authorized to give a consent) consent to such change.

15.      Defaults and Remedies

Under the Indenture, Events of Default include (i) a default in any payment of interest on, or Liquidated Damages, if any, with respect to, any Security when due (whether or not such payment is prohibited by Article Thirteen of the Indenture), continued for 30 days, (ii) a default in the payment of principal of, or premium on, if any, any Security when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise, whether or not such payment is prohibited by Article Thirteen of the Indenture,
(iii) the failure by the Company to comply with its obligations under Section 801 of the Indenture, (iv) the failure by the Company to comply for 30 days after written notice with any of its obligations under Sections 1009, 1010, 1011, 1012, 1013, 1014, 1015, 1016, 1017, 1019, 1020
or 1022 of the Indenture (in each case, other than a failure to purchase Securities when required under Sections 1016 or 1017 of the Indenture), (v) the failure by the Company to comply for 60 days after notice with its other agreements contained in the Securities or the Indenture, (vi) the failure by the Company or any Significant Subsidiary to pay any Indebtedness within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default if the total amount of such Indebtedness unpaid or accelerated exceeds $50.0 million, (vii) certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary, (viii) the rendering of any judgment or decree for the payment of money in an amount (net of any insurance or indemnity payments actually received in respect thereof prior to or within 90 days from the entry thereof, or to be received in respect thereof in the event any appeal thereof shall be unsuccessful) in excess of $50.0 million against the Company or a Significant Subsidiary that is not discharged, bonded or insured by a third Person if (A) an enforcement proceeding thereon is commenced or (B) such judgment or decree remains outstanding for a period of 90 days following such judgment or decree and is not discharged, waived or stayed; (ix) the failure of any Guarantee of the Securities by a Guarantor to be in full force and effect (except as contemplated by the terms thereof or of this Indenture) or the denial or disaffirmation in writing by any such Guarantor of its obligations under this Indenture or any Note Guarantee if such Default continues for 10 days; or the failure of Rent-A-Center East, Inc. to purchase, redeem, defease, retire or acquire all outstanding Existing Senior Subordinated Notes by August 30, 2003.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

A Default under clause (iv) or (v) above shall not constitute an Event of Default until the Trustee or the Holders of at least 25% in principal amount of the outstanding Securities notify the Company of the Default and the Company does not cure such Default within the time specified after receipt of such notice.

If an Event of Default, other than a Default relating to certain events of bankruptcy, insolvency or reorganization of the Company, occurs and is continuing, either the Trustee, by notice to the Company, or the Holders of at least a majority in principal amount of the Outstanding Securities, by notice to the Company and the Trustee, may declare the principal of and accrued but unpaid interest on all such Securities to be due and payable.

Certain events of bankruptcy, insolvency or reorganization are Events of Default which will result in the Securities being due and payable immediately upon the occurrence of such Events of Default. Under certain circumstances, the Holders of a majority in principal amount of the Securites may rescind any such acceleration with respect to the Securities and its consequences.

Securityholders may not enforce the Indenture or the Securities except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Securities unless it receives indemnity or security reasonably satisfactory to it. Subject to certain limitations, Holders of a majority in principal amount of the Securities may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Securityholders notice of any continuing Default or Event of Default (except a Default or Event of Default in payment of principal or interest) if it determines that withholding notice is in their interest.

16.      Trustee Dealings with the Company

Subject to certain limitations set forth in the Indenture, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Securities and may otherwise deal with and collect obligations owed to it by the Company, the Guarantors or their affiliates and may otherwise deal with the Company, the Guarantors or their affiliates with the same rights it would have if it were not Trustee.

17.      No Recourse Against Others

No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or any Guarantor under the Securities, the Indenture, the Note Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Securityholder by accepting a Security waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Securities.

18.      Authentication

This Security shall not be valid until an authorized signatory of the Trustee (or an Authenticating Agent acting on its behalf) manually signs the certificate of authentication on the other side of this Security.

19.      Registration Rights

In addition to the rights provided to Holders of Securities under the Indenture, Holders of Restricted Global Notes and Restricted Definitive Notes will have all the rights set forth in the Registration Rights Agreement dated as of May 6, 2003, among the Company, the Guarantors and the other parties named on the signature pages thereof or, in the case of Additional Securities, Holders of Restricted Global Notes and Restricted Definitive Notes will have the rights set forth in one or more registration rights agreements, if any, among the Company, the Guarantors and the other parties thereto, relating to rights given by the Company and the Guarantors to the purchasers of any Additional Securities (collectively, the "Registration Rights Agreement").

20.      Abbreviations

Customary abbreviations may be used in the name of a Securityholder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entirety), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian) and U/G/M/A (=Uniform Gift to Minors Act).

21.      CUSIP Numbers

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Securities and has directed the Trustee to use CUSIP numbers in notices of redemption as a convenience to Securityholders. No representation is made as to the accuracy of such numbers either as printed on the Securities or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

22.      Governing Law

THIS SECURITY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK EXCLUDING (TO THE GREATEST EXTENT PERMISSIBLE BY LAW) ANY RULE OF LAW THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.

The Company will furnish to any Securityholder upon written request and without charge to the Securityholder a copy of the Indenture. Requests may be made to:

                    Rent-A-Center, Inc.
                    5700 Tennyson Parkway, Third Floor
                    Plano, Texas  75024
                    Attention of Robert D. Davis, Chief Financial Officer

                                 ASSIGNMENT FORM

To assign this Security, fill in the form below:

(I) or (we) assign and transfer this Security to:
                                                  ------------------------------
                                                  (Insert assignee's legal name)

--------------------------------------------------------------------------------
                  (Insert assignee's soc. sec. or tax I.D. no.)

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
              (Print or type assignee's name, address and zip code)

and irrevocably appoint
                        --------------------------------------------------------
to transfer this Security on the books of the Company. The agent may substitute another to act for him.

Date:  _______________

                                  Your Signature:
                                                  ------------------------------
                                         (Sign exactly as your name appears on
                                          the face of this Note)

Signature Guarantee*:  _________________________

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

                       OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Security purchased by the Company pursuant to
Section 1016 or 1017 of the Indenture, check the appropriate box below:

                      [ ]Section 1016   [ ]Section 1017

If you want to elect to have only part of the Security purchased by the Company pursuant to Section 1016 or Section 1017 of the Indenture, state the amount you elect to have purchased:

                                              $_____________________

Date:  _______________

                             Your Signature: ___________________________________
                                             (Sign exactly as your name appears
                                              on the face of this Note)

                             Tax Identification No.: __________________________


Signature Guarantee*:  _________________________

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

                        [TO BE ATTACHED TO GLOBAL NOTES]

                SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The following increases or decreases in this Global Note have been made:

                   Amount of decrease        Amount of increase       Principal Amount of          Signature of
                      in Principal              in Principal           this Global Note        authorized signatory
   Date of           Amount of this            Amount of this           following such           Trustee or Notes
   Exchange           Global Note               Global Note          decrease or increase           Custodian
